CALCULATION OF REGISTRATION FEE

Title of Each Class of		Maximum Aggregate	Amount of
Securities Offered		Offering Price(1)	Registration Fee(2)

1.050% PowerNotes®	Due April 15, 2016	$658,000	$75.41

2.050% PowerNotes®	Due April 15, 2019	$1,504,000	$172.36

TOTAL			$247.77

(1)	Excludes accrued interest, if any.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Caterpillar Financial Services Corporation PowerNotes® , with Maturities of 9 Months or More from Date of Issue Filed under Rule 424(b)(2), Registration Statement No. 333-173364
Pricing Supplement No. 7 - Dated Monday, April 9, 2012
(to Prospectus dated April 7, 2011 and Prospectus Supplement dated April 7, 2011)
Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement

CUSIP	Aggregate	Selling	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st	Survivor's	Product
Number	Principal	Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Coupon	Option	Ranking
	Amount									Amount

14912HPU8	$658,000.00	100%	0.950%	$651,749.00	Fixed	1.050%	Semi-	04/15/2016	10/15/2012	$5.34	Yes	Senior Unsecured
							Annual					Notes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Incapital LLC, BofA Merrill Lynch Agents: Citi, Edward D. Jones & Co., L.P., Fidelity Capital Markets a division of National Financial Services LLC, Morgan Stanley, UBS Investment Bank, Wells Fargo Securities

CUSIP	Aggregate	Selling	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st	Survivor's	Product
Number	Principal	Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Coupon	Option	Ranking
	Amount									Amount

14912HPV6	$1,504,000.00	100%	1.450%	$1,482,192.00	Fixed	2.050%	Semi-	04/15/2019	10/15/2012	$10.42	Yes	Senior Unsecured
							Annual					Notes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Incapital LLC, BofA Merrill Lynch Agents: Citi, Edward D. Jones & Co., L.P., Fidelity Capital Markets a division of National Financial Services LLC, Morgan Stanley, UBS Investment Bank, Wells Fargo Securities

       Offering Dates: April 02, 2012 through April 09, 2012
       Trade Date: Monday, April 9, 2012 @ 12:00 PM ET
       Settlement Date: Thursday, April 12, 2012
Caterpillar Financial Services Corporation
       Minimum Denomination/Increments: $1,000.00/$1,000.00
       Initial trades settle flat and clear SDFS: DTC Book Entry only
       DTC number: 0235 via RBC Dain Rauscher Inc.

Legal Matters: In the opinion of Leslie S. Zmugg, as Senior Corporate Counsel to the Company, when the notes offered by this pricing supplement and related prospectus have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provisions of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 26, 2012, filed with the Company’s Current Report on Form 8-K dated March 26, 2012 and incorporated by reference as Exhibit 5.2 to the Company’s registration statement on Form S-3 ASR (No. 333-173364).